Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
September 15, 2009	301.986.1800

EAGLE BANCORP ANNOUNCES SUCCESSFUL OFFERING OF COMMON STOCK

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank, announced today that on September 15, 2009 it priced a public offering of 5,853,600 shares of common stock at $8.20 per share for gross proceeds of approximately $48.0 million. The Company expects to close the sale of the shares of common stock on or about September 21, 2009, subject to customary closing conditions. Sandler O’Neill + Partners, L.P. is the sole underwriter for the offering. The underwriter will have a 30 day option to purchase up to an additional 878,040 shares of common stock from the Company at the offering price to cover over-allotments, if any.

The Company expects to use the net proceeds from this offering for general corporate purposes, which may include, among other uses, support for organic growth and potential acquisitions, and repayment of debt. Ronald D. Paul, Chairman and CEO stated, “I am extremely pleased with the success of this offering which will broaden our shareholder base and will position EagleBank to take advantage of the opportunities for growth in our marketplace.”

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained by contacting Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (866) 805-4128.

About Eagle Bancorp

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Caution About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.